Exhibit 1.1

Choice Hotels International Celebrates Year of Accelerating Growth

Distinct Revenue-Intense Growth Strategy Delivers Strong Development Results

NORTH BETHESDA, Md., Jan. 17, 2024 — Choice Hotels International, Inc. (NYSE: CHH), one of the world’s largest and most successful lodging franchisors, celebrated another year of strong growth, announcing higher-than-expected brand growth across its revenue-intense segments in 2023.

Choice drove a 1.4% increase in the number of hotels in its domestic upscale, midscale, and extended stay brands in 2023 — a banner year in which it also completed the rapid and seamless integration of the Radisson Hotels Americas brands. Growth of the Choice legacy brands represented a nearly 2% increase in the number of domestic properties within these revenue intense segments. Additionally, Choice grew the number of hotels in its international portfolio by 2.6%.

“2023 was a transformative year of growth for Choice, and we are going to take the tremendous value our brands offer travelers across all market segments to the next level in 2024,” said Choice Hotels President and CEO Pat Pacious. “We’re also laser focused on driving Choice franchisees’ costs down and increasing their revenues, resulting in higher profitability and a greater ability to compete in a robust marketplace. We’re proud to have an industry-leading voluntary retention rate of 98%, which shows that our hotel owners and operators know the value of the Choice business delivery engine. In the year to come, we will leverage this engine to help drive the value of their businesses even higher.”

Extending the Lead in Extended Stay

Choice, the longtime leader in extended stay, extended its lead in the booming segment, opening a total of 61 extended stay hotels in 2023 — a single-year record for Choice. Suburban Studios opened 25 hotels, a single-year record for the brand, including its 100th property in Bloomington, Minnesota, in December. WoodSpring Suites, named the #1 economy extended stay brand in the J.D. Power 2023 North America Hotel Guest Satisfaction Index Study, opened 24 new hotels, also a single-year record. Everhome Suites, Choice’s all new construction extended stay offering, expanded its pipeline to 66 properties, with a total of 16 hotels under construction.

Upping the Game in Upscale

A proven challenger in the upscale segment, Choice continued its growth in 2023 with the opening of 19 properties in its Ascend Hotel Collection, a global portfolio of independent resort, historic, and boutique hotels. Choice’s successful migration of the Radisson Americas hotels onto its central reservation system in July, less than a year after the acquisition, helped drive a more than 8% year-over-year increase in revenue per available room (RevPAR) for the Radisson upscale brand.

Cambria Hotels grew its portfolio to 74 properties, with 9 new hotels opened in 2023 in markets such as Nashville, Tennessee; Austin, Texas; and Burbank, California. It was named the #1 upscale brand in the J.D. Power 2023 North America Hotel Guest Satisfaction Index Study.

As Choice ups the game on its commitment to the upscale and upper upscale segments in 2024, it plans to expand development efforts of the Radisson Blu brand, one of the crown jewels of our diverse portfolio.

Growing Even More in the Core

In 2023, Choice also focused on ensuring the continued growth of its core brand offerings. Comfort opened 33 new hotels, the most in a single year since 2019, including the first new-construction Rise & Shine prototype Comfort hotel in Mountain Grove, Missouri. The new design has a fresh and contemporary look and feel, an efficient footprint, innovative functionality including a multipurpose flex room, upgraded fixtures and furniture, and more. Additionally, the Quality Inn brand had 35 openings and awarded an impressive 64 franchise agreements. Choice also debuted a next-generation, design-forward Sleep Inn prototype that includes expanded wellness offerings, modernized guestrooms, open and airy lobbies, new and improved breakfast areas, and designated outdoor spaces.

New properties added to the Econo Lodge and Rodeway Inn brands last year generated more revenue, on average, than properties that exited the brands, further validating Choice’s successful revenue-intense unit growth strategy within each brand.

Rapid Integration Setting the Stage for New Growth

Choice again proved its expertise in adding hotel brands in 2023 by completing the successful integration of the Radisson Hotels Americas business within a year of the transaction. The effort was enabled by Choice’s strategic investments in its award-winning technology and its proven integration playbook. The digital migration of the Radisson Americas brands drove substantial increases in total digital traffic, bookings, and booked revenue as compared to pre-migration Choice and Radisson Americas websites and apps, combined. Year-over-year, from August through November 2023, digital bookings were up 26% for the legacy Radisson Americas brands, including a 36% increase for the Country Inn & Suites brand.

The significant performance lift is already attracting new development commitments. In December alone, Choice awarded 10 new franchise agreements for the Country Inn & Suites brand, pushing the total number of agreements in 2023 to 19, the most for the brand in a single year since 2016. Choice also launched a Country Inn & Suites room refresh with a modern and warm aesthetic, including sophisticated finishes and subtle color accents.

Expanding the ‘International’ in Choice Hotels International

2023 also proved to be one of Choice’s most successful years for international development as the company expanded its global footprint across multiple markets. Choice extended its master franchise agreement with Strawberry (formerly Nordic Choice Hotels), secured a distribution partnership with the leading Spanish hotel chain Sercotel, signed an agreement with Zenitude Hotel-Residences that will double Choice’s unit footprint in France — adding 33 properties in 2024 and 2025 — and acquired the franchise rights for City Edge Apartment Hotels in Australia. Choice also fully integrated Radisson Americas hotels in the Caribbean, Canada, and Latin America in 2023 and is focused on driving the growth of the legacy Radisson Americas brands in those regions in the year to come.

Poised for Growth in 2024

Choice will continue to capitalize on its best-in-class hotel conversion capability, which enables the company to quickly move properties through the pipeline, providing tremendous value to new owners in any market condition. Choice awarded an impressive 133 franchise agreements in 2023 that opened within the same year. Choice is poised to accelerate its development growth and performance in 2024, with an impressive global pipeline that includes 1,032 properties as of year-end 2023.

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About Choice Hotels®

Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world. The challenger in the upscale segment and a leader in midscale and extended stay, Choice® has over 7,500 hotels, representing more than 630,000 rooms, in 46 countries and territories. A diverse portfolio of 22 brands that range from full-service upper upscale properties to midscale, extended stay and economy enables Choice® to meet travelers’ needs in more places and for more occasions while driving more value for franchise owners and shareholders. The award-winning Choice Privileges® loyalty program and co-brand credit card options provide members with a fast and easy way to earn reward nights and personalized perks. For more information, visit www.choicehotels.com.

Forward-looking Statements

This communication includes “forward-looking statements” about future events, including anticipated development and hotel openings. Such statements are subject to numerous risks and uncertainties, including construction delays, availability and cost of financing, and the other “Risk Factors” described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, any of which could cause actual results to be materially different from our expectations.

© 2024 Choice Hotels International, Inc. All Rights Reserved

For further information: Gabi Melendez, Tel: 301-592-5101; Moe Rama, Tel: 301-592-6136; Amanda Allen, Tel: 301-592-6318; Email: MediaRelations@choicehotels.com